Exhibit 99.2

Parabellum Acquisition Corp. Announces Full Exercise of
Overallotment Option in Connection with its Public Offering

DALLAS, Texas – OCTOBER 18, 2021 – Parabellum Acquisition Corp. (NYSE: PRBM.U) (the “Company” or “Parabellum”) today announced that the underwriters of its previously announced public offering of units have exercised their overallotment option, resulting in the issuance of an additional 1,875,000 units at a public offering price of $10.00 per unit. After giving effect to the exercise of the option, an aggregate of 14,375,000 units have been issued in the initial public offering at an aggregate offering price of $143,750,000.

The units began trading on the New York Stock Exchange (NYSE) under the ticker symbol “PRBM.U” on September 28, 2021. Each unit consists of one share of common stock and three quarters of one redeemable warrant of the Company. Each whole warrant entitles the holder to purchase one share of common stock of the Company at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of common stock and warrants are expected to be traded on the NYSE under the symbols “PRBM” and “PRBM.WS,” respectively.

B. Riley Securities is the sole book running manager for the offering.

A final prospectus relating to and describing the final terms of the offering has been filed with the SEC. The offering was made only by means of a prospectus, copies of which may be obtained by contacting B. Riley Securities at 1300 North 17th Street, Suite 1300, Arlington, VA 22209, or by calling (703) 312-9580 or emailing a request to prospectuses@brileyfin.com. Copies of the registration statements can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Parabellum Acquisition Corp.

Parabellum is a blank-check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses with an enterprise value of $300 million to $1 billion that have unique proprietary technologies and business models and are actively engaged in the Internet of Things (“IoT”) transformation in a variety of segments such as consumer, industrial, automotive, medical and others. Visit www.parabellumac.com.

Note Concerning Forward Looking Statements

This news release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Jen Bernier-Santarini

+1 650-336-4222

jen.bernier@jbstechpr.com